As filed with the Securities and Exchange Commission on April 22, 2004

Registration No.

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

CELL GENESYS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	94-3061375
(State of Incorporation)	(I.R.S. Employer Identification No.)

500 Forbes Boulevard

South San Francisco, CA 94080

(Address of Principal Executive Offices)

2002 Employee Stock Purchase Plan

(Full Titles of the Plans)

Matthew J. Pfeffer

Chief Financial Officer

Cell Genesys, Inc.

500 Forbes Boulevard

South San Francisco, CA 94080

(650) 266-3000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Herbert P. Fockler, Esq.

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304-1050

(650) 493-9300

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee

Common Stock, $0.001 par value

2002 Employee Stock Purchase Plan	100,000 shares	$10.05	(1)	$1,005,000.00	(1)	$127.33

TOTAL	100,000 shares	$10.05		$1,005,000.00		$127.33

(1)	The Proposed Maximum Offering Price Per Share for shares registered under the 2002 Employee Stock Purchase Plan has been estimated in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933 solely for the purpose of calculating the registration fee. The computation is based upon 85% (see explanation in following sentence) of the average of the high and low price of the Common Stock of Cell Genesys, Inc. as reported on the Nasdaq National Market on April 15, 2004, which was $11.82, because the price at which the options to be granted in the future may be exercised is not currently determinable. Pursuant to the 2002 Employee Stock Purchase Plan, which plan is incorporated by reference herein, the purchase price of a share of Common Stock under the plan shall be an amount equal to 85% of the Fair Market Value (as defined in the 2002 Employee Stock Purchase Plan) of a share of Common Stock on the Offering Date or the Exercise Date (each as defined in the 2002 Employee Stock Purchase Plan), whichever is lower.

CELL GENESYS, INC.

REGISTRATION STATEMENT ON FORM S-8

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

There are hereby incorporated by reference in this Registration Statement the following documents and information previously filed with the Securities and Exchange Commission (the “Commission”):

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 (filed with the Commission on March 4, 2004) filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(b)	The Company’s Current Reports on Form 8-K filed with the Commission on January 27, 2004, and March 17, 2004, in each case pursuant to Section 13 of the Exchange Act.

(c)	The description of the Company’s Common Stock and associated preferred share purchase rights, contained in the Company’s Registration Statements on Form 8-A filed with the Commission on March 24, 1992 and August 8, 1995, registering such shares and associated rights pursuant to Section 12 of the Exchange Act, including any amendment or report updating such descriptions.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the filing of this Registration Statement, and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation’s Board of Directors to grant indemnification to directors, officers and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, for certain liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended (the “Securities Act”). The Company has included in its Certificate of Incorporation a provision that eliminates, to the fullest extent permitted by Delaware law, the liability of the Company’s directors for monetary damages for breach of the directors’ fiduciary duty to the Company and its stockholders. In addition, the Company’s Bylaws provide that the Company is required to indemnify its officers and directors to the fullest extent permitted by the Delaware General Corporation Law, including those circumstances in which indemnification would otherwise be discretionary, and that the Company is required to advance expenses to its officers and directors as incurred. Further, the Company has entered into indemnification agreements with certain of its officers and directors, in each case providing such individuals indemnification to the maximum extent permitted by the Delaware General Corporation Law.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The Exhibits listed on the accompanying Index to Exhibits are filed as part hereof, or incorporated by reference into, this Registration Statement. (See Exhibit Index below).

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be an initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Delaware General Corporation Law, the Certificate of Incorporation of the Registrant, the Bylaws of the Registrant, Indemnification Agreements entered into between the Registrant and its officers and directors, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, State of California, on this 22nd day of April, 2004.

CELL GENESYS, INC.

By:	/s/ MATTHEW J. PFEFFER

Matthew J. Pfeffer Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Matthew J. Pfeffer his attorney-in-fact, with the power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ STEPHEN A. SHERWIN, M.D. Stephen A. Sherwin, M.D.	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	April 22, 2004

/s/ MATTHEW J. PFEFFER Matthew J. Pfeffer	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	April 22, 2004

/s/ DAVID W. CARTER David W. Carter	Director	April 22, 2004

/s/ NANCY M. CROWELL Nancy M. Crowell	Director	April 22, 2004

/s/ JAMES M. GOWER James M. Gower	Director	April 22, 2004

/s/ JOHN T. POTTS, Jr., M.D. John T. Potts, Jr., M.D.	Director	April 22, 2004

/s/ THOMAS E. SHENK, Ph.D. Thomas E. Shenk, Ph.D.	Director	April 22, 2004

/s/ EUGENE L. STEP Eugene L. Step	Director	April 22, 2004

/s/ INDER M. VERMA, Ph.D. Inder M. Verma, Ph.D.	Director	April 22, 2004

/s/ DENNIS L. WINGER Dennis L. Winger	Director	April 22, 2004

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

EXHIBITS

Registration Statement on Form S-8

CELL GENESYS, INC.

INDEX TO EXHIBITS

Exhibit Number	Description

4.1(1)	2002 Employee Stock Purchase Plan.

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, as to the legality of securities being registered.

23.1	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1 hereto).

23.2	Consent of Ernst & Young LLP, Independent Auditors.

24.1	Power of Attorney (see page II-4).

(1)	Incorporated by reference to Exhibit 4.1 filed with the Company’s Registration Statement on Form S-8 filed with the Commission on July 2, 2002.